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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Plan Committee
Liberty Media 401(k) Savings Plan:

        We consent to the incorporation by reference in the registration statement (No. 333-67276) on Form S-8 of Liberty Media 401(k) Savings Plan of our report dated May 17, 2004, relating to the statements of net assets available for participant benefits of the Liberty Media 401(k) Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for participant benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 2003 Annual Report on Form 11-K of the Liberty Media 401(k) Savings Plan.

KPMG LLP

Denver, Colorado
June 7, 2004

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Consent of Independent Registered Public Accounting Firm